July 14, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Re:Change of Auditor of ALR Technologies Inc.

We have been furnished with a copy of the 8-K related to the event dated July 9, 2010 to be filed by our former client ALR Technologies Inc.  We agree with the statements contained in Item 4.01(a) insofar as they relate to our Firm.  We have no basis to comment on the other paragraphs in Item 4.01.

Yours very truly,

SMYTHE RATCLIFFE LLP

“Smythe Ratcliffe LLP” (signed)

Doug Wallis, CA
Partner

DW/tf/103760

cc:           ALR Technologies Inc.